UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/16/2006

BWAY Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12415

Delaware	36-3624491
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8607 Roberts Drive
Suite 250
Atlanta, Georgia 30350-2237
(Address of principal executive offices, including zip code)

770-645-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 19, 2006, BWAY Corporation (the "Registrant") announced that it had signed a definitive agreement to acquire substantially all of the assets and certain liabilities associated with the plastic and steel general line pail business of Industrial Containers Ltd. ("ICL"). The Asset Purchase Agreement dated as of June 16, 2006 is by and among 3146598 Nova Scotia Company ("Nova Scotia Co."), the Registrant, 6045995 Canada, Inc., 4095138 Canada, Inc., ICL and Arshinoff & Co. Ltd. ("ACL"). Nova Scotia Co. is an indirect subsidiary of the Registrant. ICL and ACL are direct subsidiaries of 6045995 Canada, Inc. and 4095138 Canada, Inc., respectively.

Subject to customary closing conditions, the agreement requires Nova Scotia Co. to acquire the applicable assets for approximately CDN$74.1 million, net of assumed liabilities. Closing, which is subject to financing and other customary conditions, is expected to occur in July 2006. A copy of the press release announcing the signing of the definitive agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1        Press release issued by the Registrant on June 19, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWAY Corporation

Date: June 21, 2006	By:	/s/ Kevin C. Kern
Kevin C. Kern
Vice President, Administration and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release issued by the Registrant on June 19, 2006